Exhibit 99.1

Document Capture Releases Q4, Full Year 2008 Guidance

Corporate Initiatives Position Company for Outstanding Growth in 2009

SAN JOSE, Calif.--(BUSINESS WIRE)--Document Capture Technologies, Inc. (OTCBB: DCMT), an IP-driven leader in the design, development and sale of next-generation mobile scanning technologies, today released preliminary results for Q4 and full year 2008.

The unaudited figures for Q4 project revenues of $3.1 million versus $3 million for Q3 2008. Total revenue for 2008 is forecast to reach $11.6 million. Gross profit for the same period rose to $1.2 million for Q4 against $1 million for Q3. Gross profit for FY 2008 is projected at $3.9 million.

Fully diluted earnings before interest, depreciation, taxes and amortization (EBIDTA) is expected to reach $0.06 per share.

“Given the challenges facing the economy and business in general, DCT continued to build our impressive industry leadership throughout 2008,” said David P. Clark, Chief Executive Officer. “The corporate initiatives that we put in place in 2008, substantive global contracts we have won and more we expect to conclude soon are setting up 2009 to be an outstanding year for DCT and our shareholders in terms of growth and value.”

DCT’s commitment to product innovation has resulted in demand-driven products at the forefront of the paper-to-digital revolution. The proliferation of paper-to-digital green initiatives, high security demands and accelerated financial transactions require innovative ways to digitally capture, authenticate, store, share, and manage information.

About Document Capture Technologies

Document Capture Technologies (DCT) is a worldwide leader in the design, development, manufacturing, and sale of USB powered mobile page-fed document capture solutions. Its vertical integration and innovative proprietary system development kits allow for a broad range of applications, faster time-to-market and ease of integration for its customers.

DCT has more than 45 key accounts, predominantly in North America and a growing intellectual property (IP) portfolio that currently numbers more than 25 granted domestic and international patents as well as 3 pending. DCT maintains an aggressive IP strategy to defend its technology and market leadership position.

DCT provides more than 30 different products across five distinct categories, which are distributed globally through private label solutions to leading Tier 1 OEMs, VARs and other system integrators, including Qualcomm and Brother.

DCT has steadily grown its business in the health care, security, financial and compliance vertical markets. The company estimates that it and its licensees currently enjoy a majority share of the rapidly expanding USB-powered mobile scanner market.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond the Company’s control that could cause actual events and results to differ materially from these statements. These risks include, without limitation, that there can be no assurance that any strategic opportunities will be available to the Company and that any strategic opportunities may only be available on terms not acceptable to the Company. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Document Capture undertakes no obligation to update publicly any forward-looking statements.

Contact:
Document Capture Technologies, Inc.
David P. Clark, CEO, 408-213-3701
clarkdavid@docucap.com
or
Financial Communications Contact
Trilogy Capital Partners
Bob Beaty, Executive Vice President
Toll-free: 800-592-6067
info@trilogy-capital.com